EXHIBIT 10.11
Amendment To The Strategic Partnership Agreement
The Strategic Partnership Agreement dated May 28, 2004 between Wireless Ronin® Technologies, Inc. and The Marshall Special Assets Group, Inc. is hereby amended as follows:
Section 3.3 Distribution of Profit on Sales By MG. For each RoninCast™ System that is sold by MG and installed at an End User location within the Territory, MG will pay to WRT thirty-five percent (35%) for the first 12 months of the Agreement and thirty-eight percent (38%) thereafter of the sum of the Gross Profit on WRT Products and the Gross Profit on Technical and Support Services generated from the sale of such RoninCast™ System and Technical Support Services. Payments under this Section 3.3 will be due and payable by MG to WRT within ten (10) days after receipt of payment from the End User for the applicable RoninCast™ System.
Section 3.4 Distribution of Profit on Sales by WRT. For any fees or payments received by WRT from the End User located in the Territory for Technical and Support Services, WRT will pay to MG sixty-five percent (65%) for the first 12 months of the Agreement and sixty-two percent (62%) thereafter of the Gross Profit on Technical and Support Services. Payments under this Section 3.4 will be due and payable by WRT to MG within ten (10) days after WRT’s receipt of fees or payment for the applicable Technical and Support Services. It is the intent of the parties that MG will attempt to sell Technical and Support Services and related installation services in connection with MG’s sale of each RoninCast™ System, and that WRT will enter into an applicable Maintenance and Support Agreement with the End User(s) as described in Section 4.2 or another appropriate agreement, as applicable and as approved by MG. If MG collects the fees or payments for Technical and Support Services directly from the End User(s), then the payment mechanism in Section 3.3 applies. If WRT collects the fees or payments for Technical and Support Services directly from the End User(s), then the payment mechanism in this Section 3.4 applies.
Dated: October, 6 2004
Signed:

Wireless Ronin® Technologies, Inc.		The Marshall Special Assets Group, Inc.

By	/s/ Steve Jacobs	By	/s/ Scott H. Anderson

Its	CFO	Its	President

First Amendment to Strategic Partnership Agreement
     This First Amendment to that certain Strategic Partnership Agreement dated June 7, 2004 between Wireless Ronin® Technologies, Inc., a Minnesota corporation (“WRT”) and The Marshall Special Assets Group, Inc., a Delaware corporation (“MG”) (the “Strategic Partnership Agreement”) is made effective this 29th day of September 2004 (“Effective Date”) between WRT and MG.
Recitals:
     WHEREAS, WRT and MG entered into the Strategic Partnership Agreement to grant MG the rights to resell WRT Products and to grant MG a license to the WRT Intellectual Property Rights and RoninCast™ Technology in the Territory (all as defined in the Strategic Partnership Agreement) on an exclusive basis, and
     WHEREAS, WRT and MG have agreed to amend the Strategic Partnership Agreement to clarify the definition of “Gaming Industry and Related Complexes” in Section 1.1.
     NOW, THEREFORE, in consideration of the respective covenants of WRT and MG as set forth in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which WRT and MG each acknowledge, WRT and MG hereby agree as follows:
I.	Capitalized Terms. All capitalized words used herein shall have the same meaning ascribed to them in the Strategic Partnership Agreement unless said words are otherwise defined in this First Amendment.

II.	Amendment of Strategic Partnership Agreement. The Strategic Partnership Agreement is hereby amended as follows:

Section 1.1 of the Strategic Partnership Agreement is hereby amended in its entirety to provide:
     “Gaming Industry and Related Complexes” shall mean: (1) any gaming facility operated by any individual, entity or Native American Sovereign Nation or Tribal Community, or any facility owned or operated by a Native American enterprise, including any and all aspects of the gaming facility and related complex, (2) when the customer is in the United Kingdom or any other of the European Union member states as of November 11, 2003, Switzerland or Norway, any casino facility operated by any individual, entity or Native American Sovereign Nation or Tribal Community or any facility owned or operated by a Native American enterprise, including in each case the operation or management of a casino and attached casino complexes and (3) any lottery or game of chance operated by any individual, entity, governmental entity (including without limitation a state, provincial or national government or any subdivision or authority thereof), Native American Sovereign Nation or Tribal Community or any individual or other entity (including without limitation GTECH Corporation and British American Bingo Ltd.) which provides infrastructure or technical services with respect to any gaming facility, casino facility, lottery or game of chance.

III.	Miscellaneous.
     A. Complete Agreement. This First Amendment together with the Strategic Partnership Agreement constitute the entire Agreement of the parties with respect to the subject matter hereof and supersede all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this First Amendment, the Strategic Partnership Agreement remains in full force and effect.
     B. Severability. In the event than any provision of this First Amendment shall be illegal or otherwise unenforceable, such provision shall be severed and the entire First Amendment will not fail on account thereof and the balance of this First Amendment will continue in full force and effect.
     C. Applicable Law. This First Amendment will be governed and construed in accordance with the laws of the State of Minnesota except with respect to the rules relating to conflicts of law.
     D. Confidentiality. The parties hereto confirm their obligations under the Non-Disclosure Agreement and agree that such agreement shall survive and control the confidential treatment of all information disclosed to either party whether prior, during or after the term of this First Amendment.
     IN WITNESS WHEREOF, WRT and MG each caused this First Amendment to Strategic Partnership Agreement to be executed by their duly authorized representatives as of the date set forth in the first paragraph.

Wireless Ronin® Technologies, Inc.	The Marshall Special Assets Group, Inc.

/s/ Jeffrey Mack	/s/ Scott Anderson

Jeffrey Mack	Scott Anderson
President	President

Strategic Partnership Agreement
     This Strategic Partnership Agreement (the “Agreement”) is made effective this 28th day of May, 2004 (“Effective Date”) between Wireless Ronin® Technologies, Inc., a Minnesota corporation with its principal office at 510 First Ave. N., Minneapolis MN 55403 (“WRT”) and The Marshall Special Assets Group, Inc., a Delaware corporation with its principal offices at Suite 3000, 150 South 5th Street, Minneapolis, Minnesota 55402 (“MG”).
Recitals:
     WHEREAS, WRT develops, manufactures, sells, supports and maintains wireless software and hardware computer products and services (the “WRT Products,” which are defined below),
     WHEREAS, WRT and MG agree, among other things, to grant MG the rights to resell WRT Products and to grant MG a license to the WRT Intellectual Property Rights and RoninCast™ Technology in the Territory (all as defined below) on an exclusive basis,
     NOW, THEREFORE, in consideration of the respective covenants of WRT and MG as set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which WRT and MG each acknowledge, WRT and MG hereby agree as follows:
1. Definitions.
     The defined terms used in this Agreement shall have the meanings designated below or as set forth elsewhere herein:
          1.1 “Gaming Industry and Related Complexes” shall have two meanings: (1) any gaming facility operated by any individual, entity or Native American Sovereign Nation or Tribal Community, or any facility owned or operated by a Native American enterprise, including any and all aspects of the gaming facility and related complex or (2) when the customer is in the United Kingdom, the European Union member states as of November 11, 2003, Switzerland or Norway, any individual, entity or Native American Sovereign Nation or Tribal Community operating casino facilities or any facility owned or operated by a Native American enterprise, including the operation or management of a casino and attached casino complexes.
          1.2 “RoninCast™ Technology” shall mean the technology that enables the transmission, on a wired or wireless basis, of visual messages and information from a central server to receivers connected to remote video display monitors, all as further described on the RoninCast™ Dynamic Visual Marketing and Communication System Schematic and Description attached hereto as Attachment I, and further including all modifications, improvements, new versions and new releases of the RoninCast™ Technology made by or for WRT.
          1.3 “Territory” shall mean all Gaming Industry and Related Complexes located anywhere in the world.

          1.4 “Intellectual Property Rights” shall mean on a world wide basis, any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights, semiconductor topography rights, database rights and mask works, (b) trademark and trade names rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing), including all modifications, improvements, new versions and new releases thereto.
          1.5 “WRT Intellectual Property Rights” shall mean all Intellectual Property Rights owned or controlled by WRT, including without limitation, that certain U.S. Patent Application dated October 10, 2003, Docket No. 74334-297084 which may be identified in the United States Patent Office by Serial No. 10/683,573, filed May 10, 2004.
          1.6 “WRT Products” shall mean the hardware, software, services (including the Technical and Support Services) and other tangible and intangible components necessary to implement, support and maintain the RoninCast™ Technology at a particular installation. A current listing of the WRT Products as of the Effective Date is attached as Attachment II. As new WRT Products are introduced they will be deemed to be added to Attachment II.
          1.7 “Maintenance and Support Agreement” shall mean the Maintenance and Support Agreement referred to herein in Section 4.2 and attached hereto as Attachment III as the same shall be changed and modified from time to time or any other similar agreement that provides for the rendition of Technical and Support Services, other services or modifications, improvements, new versions and new releases relative to the WRT Intellectual Property Rights and RoninCast™ Technology.
          1.8 “Technical and Support Services” shall mean any installation or other services, or any services rendered pursuant to any Maintenance and Support Agreement, which relate to the installation, customization, maintenance, support or the like of a RoninCast™ System.
          1.9 “End User” shall mean all end-user customers who purchase the WRT Products from MG (or, with respect to Technical and Support Services, from WRT) within the Territory.
          1.10 “RoninCast™ System” shall mean a grouping and configuration of the tangible and intangible WRT Products as a unified system, so as to implement the WRT Intellectual Property Rights and RoninCast™ Technology at a particular End User location.
          1.11 “Specifications” shall mean the particular specifications for a RoninCast™ System.
          1.12 “Selling Price” shall mean the price charged and the cash or cash equivalents received by MG for any WRT Products, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties, or other excise taxes imposed upon particular sales; transportation charges; and bona fide allowances or credits to End-Users because of rejections or returns.
          1.13 “Gross Sales” shall mean the total amount of the Selling Prices for all sales of the WRT Products to End Users located within the Territory.
          1.14 “Cost of WRT Products” shall, except with respect to the Technical and Support Services, mean the actual cost of the WRT Products to WRT or any affiliated entity or individual as evidenced by an invoice from a third party non-affiliated vendor or supplier of the hardware, software and other tangible and intangible components necessary to implement the RoninCast™ Technology at a particular installation.
          1.15 “Cost of Technical And Support Services” shall mean an amount equal to fifty percent (50%) of any charges or amounts invoiced to an End User for any Technical and Support Services.
          1.16 “Gross Profit on WRT Products “ shall, except with respect to the Technical and Support Services, mean the Selling Price for WRT Products less the Cost of WRT Products.
          1.17 “Gross Profit on Technical And Support Services” shall mean an amount equal to fifty percent (50%) of any charges or amounts invoiced to and paid by an End User for any Technical and Support Services.
          1.18 “Assumed Gross Margin on WRT Products” shall mean an amount equal to twenty-two and 23/100ths percent (22.23%) of the Selling Price for the WRT Products.
          1.19 “Source Materials” shall mean the source code and other information for all software, firmware or other technology included in or required for use with the WRT Products, RoninCast™ System or RoninCast™ Technology including all documentation and other materials necessary for a reasonably skilled programmer or engineer to modify and support such software or technology, and/or to build, modify and support a RoninCast™ System or the RoninCast™ Technology included in such RoninCast™ System.
          1.20 “WRE” shall mean Wireless Ronin Europe and/or if applicable, its European Reseller.
2. Authorization.
          2.1 WRT Authorization. WRT hereby grants MG the right to be its exclusive distributor of the WRT Products in the Territory. WRT acknowledges that it shall not use, market, sell, have sold, import or otherwise distribute any of the WRT Products or RoninCast™ Technology for use in the Territory, or permit any third party to do so except for the transactions described in Section 3.5 or the Technical and Support Services as described in Section 4.2.
          2.2 Other Licenses and Resellers. MG acknowledges that WRT has entered or may enter into other agreements that grant resale rights in WRT Products to other third parties in other industries and/or territories (other than to a Gaming Industry and Related Complex or in the Territory), provided, no such agreements shall conflict with the rights granted herein.

          2.3 License. WRT hereby grants to MG an exclusive license in the Territory, under all WRT Intellectual Property Rights, to use, make, have made, market, sell, have sold, import or otherwise distribute the RoninCast™ System, WRT Products and/or the RoninCast™ Technology pursuant to the terms of this Agreement. Except for the transactions described in Section 3.5 or 4.2, WRT shall not transfer, assign, license, sublicense or otherwise distribute the RoninCast™ System, WRT Products or the RoninCast™ Technology in the Territory, whether as part of the WRT Products or in any other manner. Nothing in this Agreement shall prohibit WRT from licensing the RoninCast™ Technology or selling any of the WRT Products for use outside the Territory.
          2.4 Sublicenses. MG may, at its discretion, sublicense the rights granted to it under Sections 2.1 and 2.3 to third parties.
          2.5 No Competing Products. MG shall not market or sell any products that compete with the WRT Products for use in the Territory, provided that WRT is in compliance with the terms of this Agreement.
3. Purchase Price, Fees and Distribution of Profit
          3.1 Initial Purchase Price. The initial purchase price for the rights transferred to MG to be WRT’s exclusive distributor of the WRT Products in the Territory pursuant to Section 2.1 and the grants to MG of an exclusive license in the Territory under all WRT Intellectual Property Rights pursuant to Section 2.3 hereunder shall be Three Hundred Thousand and 00/100 Dollars ($300,000) payable on the signing by both Parties of this Agreement.
          3.2 Additional Purchase Price. An additional purchase price for the rights transferred and licenses granted to MG hereunder in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000) shall become due and payable upon the completion of the installation of, and MG’s receipt of the Selling Price for, three (3) RoninCast™ Systems at an average per RoninCast™ System total Selling Price of $270,000.
          3.3 Distribution of Profit on Sales By MG. For each RoninCast™ System that is sold by MG and installed at an End-User location within the Territory, MG will pay to WRT thirty-eight percent (38%) of the sum of the Gross Profit on WRT Products and the Gross Profit on Technical and Support Services generated from the sale of such RoninCast™ System and Technical and Support Services. Payments under this Section 3.3 will be due and payable by MG to WRT within ten (10) days after MG’s receipt of payment from the End User for the applicable RoninCast™ System.
          3.4 Distribution of Profit on Sales By WRT. For any fees or payments received by WRT from an End User located in the Territory for Technical and Support Services, WRT will pay to MG sixty-two percent (62%) of the Gross Profit on Technical and Support Services. Payments under this Section 3.4 will be due and payable by MG to WRT within ten (10) days after MG’s receipt of fees or payment for the applicable Technical and Support Services. It is the intent of the parties that MG will attempt to sell Technical and Support Services and related installation services in connection with MG’s sale of each RoninCast™ System, and that WRT will enter into an applicable Maintenance and Support Agreement with the End User(s) as described in Section 4.2 or another appropriate agreement, as applicable and as approved by MG. If MG collects the fees or payments for Technical and Support Services directly from the End User(s), then the payment mechanism in Section 3.3 applies. If WRT collects the fees or payments for Technical and Support Services directly from the End User(s), then the payment mechanism in this Section 3.4 applies.
          3.5 Purchasing in Europe. All WRT Products for MG’s European customers will be purchased directly from WRE, WRT, or WRT’s duly appointed European Reseller, and will be governed by the terms of this Agreement. WRT acknowledges that its duly appointed European Reseller does not and shall not have the right to distribute the WRT Products, RoninCast™ System or the RoninCast™ Technology in the Territory to any party other than MG or its designees. WRT shall ensure that such reseller complies with and supplies the WRT Products in accordance with the terms of this Agreement.
4. Supply Agreement.
          4.1 WRT Supply. WRT or WRE as per Section 3.5, shall supply to MG, and MG shall purchase from WRT or WRE, such quantities of the WRT Products as MG may order from time to time from WRT in accordance with the terms and conditions of this Agreement. Subject to Section 5.1, MG is not required to purchase any particular levels of WRT Products hereunder. WRT and WRE, as applicable, are required to accept any purchase orders submitted by MG, under the term of this Agreement. WRT and WRE, as applicable, shall use their best efforts to ship the WRT Products to MG or a third party, as designated by MG, in the quantities and at times requested by MG, and will promptly advise MG of any delays in shipping. Time is of the essence in WRT’s and WRE’s performance of its obligations under this Agreement.
          4.2 Technical and Support Services. WRT will provide Technical and Support Services directly to MG’s End Users located in the Territory pursuant to a Maintenance and Support Agreement or other appropriate agreement, as applicable and as approved by MG. However, MG agrees to cooperate and assist in supporting the End Users located in the Territory as reasonably needed. WRT agrees that the fees charged End Users for Technical and Support Services pursuant to the Maintenance and Support Agreement shall be ten percent (10%) of the Selling Price of the RoninCast™ System purchased by such End User.
          4.3 Purchase Orders. MG may submit purchase orders to WRT or WRE, as applicable, and WRT or WRE, as applicable, shall accept all such purchase orders, that include:
(a)	an identification of the WRT Products ordered;

(b)	the quantity of WRT Products ordered;

(c)	requested delivery dates;

(d)	shipping instructions; and

(e)	if applicable, any relevant export control information or documentation to enable WRT or WRE to comply with applicable U.S. export control laws.

          4.4 Modification of Orders. MG may, without cost or liability, increase or decrease the quantity of WRT Products ordered under any particular purchase order or reschedule the delivery of any or all WRT Products under any particular purchase order if MG makes that request at least 30 days prior to the delivery date in effect immediately prior to MG’s change request.
          4.5 Delivery Terms. All deliveries shall be F.O.B. origin, unless otherwise agreed in writing by both parties. “F.O.B.” shall be construed in accordance with the Uniform Commercial Code. All risk of damage to or loss or delay of items ordered shall pass to MG upon delivery of the items to (a) a common carrier; or (b) an agent or any other person specified by MG and acting on behalf of MG. WRT or WRE shall use the common carriers specified by MG in its purchase orders. MG is responsible for acquiring any appropriate or desired transit insurance.
          4.6 Inspection of Shipments. MG shall promptly inspect the delivery and in the event of any shortage, damage, or discrepancy in a shipment, MG shall promptly report the same to WRT and furnish to WRT such written evidence or other documentation as is obtained by MG to substantiate such shortage, damage, or discrepancy.
          4.7 Quality Performance. In no event shall a minimum Acceptance Quality Level of 10% (“AQL”) for non-conforming or rejected items be exceeded. WRT’s or WRE’s, as applicable, responsibility for non-conforming items or rightly rejected items shall be to promptly repair or replace such items and to implement reasonable preventative measures at WRT’s or WRE’s expense to insure that the AQL is maintained. In the event a minimum Acceptance Quality Level of 10% (“AQL”) for non-conforming or rejected items is exceeded, MG shall have the right exercisable in its sole discretion to return all of the items described in the purchase order at WRT’s cost. All items shipped under this Agreement may be inspected pursuant to Section 4.8 below.
          4.8 Inspection. MG reserves the right to perform a quality review or to inspect any items prior to shipment by giving WRT reasonable written notice to that effect. In such event, the WRT shall reasonably cooperate with MG and its representatives in their inspection of the items.
          4.9 Price Schedule. All items ordered pursuant to this Agreement shall be sold to MG for an amount equal to the Cost of WRT Products and the Cost of Technical and Support Services. The Cost of WRT Products and the Cost of Technical and Support Services shall include all charges, including without limitation, packaging, packing, labeling and all taxes except sales, use and other such taxes imposed upon the sale or transfer of the WRT Products. If MG is liable to pay these taxes they must be specifically listed on WRT’s invoice.
          4.10 Payment Terms. Invoices for all items sold to End Users under this Agreement shall be by written invoice. Invoices will be stated and payable in U.S. dollars. Payment terms for such Invoices will be net thirty (30) days.
          4.11 Controlling Agreement. WRT, WRE and MG agree that this Agreement shall supersede all terms and conditions contained in any purchase order, order confirmation or other document exchanged by the Parties in connection with the purchase of WRT Products as contemplated hereunder.
          4.12 Changes to WRT Products. WRT shall not make any changes to the WRT Products (including the related Specifications) without written notice to MG provided that any such changes shall not diminish the functionality of the WRT Products, RoninCast™ System or the RoninCast™ Technology.
5. Term and Termination.
          5.1 Term. The term of this Agreement shall commence on the date set forth in the first paragraph and be for a term of two years. Thereafter, this Agreement shall automatically renew on an annual basis in perpetuity provided that MG in any given year during the renewal term produces either (a) Gross Sales of WRT Products in the amount of at least $1,750,000 per year, or (b) produces Gross Sales in an amount less than $1,750,000 per year and makes an additional payment to WRT in an amount equal to thirty-eight percent (38%) of the Assumed Gross Margin on the amount by which the Gross Sales in such year are less than $1,750,000; provided, however, that MG shall be excused from meeting the foregoing requirements in any year to the extent that WRT fails to fulfill its obligations hereunder, including, without limitation, fails to deliver WRT Products when and as ordered by MG, fails to provide Technical and Support Services or fails to provide WRT Products that meet the warranties stated herein.
          5.2 Termination.
(a)	Notwithstanding Paragraph 5.1 hereof, this Agreement may be terminated as follows:
(i)	Failure by either Party to comply with any material terms or conditions under this Agreement shall entitle the other Party to give the Party a default notice requiring it to cure such default. If the Party in default has not cured such default within sixty (60) days after the receipt of written notice of default, the notifying Party shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement by giving notice to take effect immediately.

(ii)	By MG at any time with sixty (60) days prior written notice to WRT.

(iii)	By either Party upon the breach of the Non-Disclosure Agreement and failure to cure such breach within sixty (60) days.

(iv)	By MG with thirty (30) days prior written notice to WRT if the Source Materials are released to MG pursuant to Section 6.6.
(b)	In the event of termination or expiration of this Agreement for any reason, the Parties shall have the following rights and obligations:

(i)	All orders accepted prior to the termination or expiration of this Agreement shall be completed.

(ii)	All amounts then or thereafter due or payable under this Agreement shall be paid by the Parties.

(iii)	Both Parties’ duty of confidentiality under this Agreement shall survive such termination or expiration.

(iv)	If the Source Materials have been released to MG pursuant to Section 6.6, then MG shall retain its right and license to use such Source Materials and the WRT trademarks as provided in Sections 6.1-6.3, in order to make, have made, sell, use, import, distribute, maintain and support the WRT Products, RoninCast™ Systems or the RoninCast™ Technology whether installed prior to or after the effective date of termination of this Agreement.

(v)	Unless otherwise agreed by WRT and MG, WRT shall continue to support each End-User’s use of the WRT Products so long as such End-User desires to obtain such support.

(vi)	If this Agreement is terminated by MG pursuant to Section 5.2(a)(i), (iii) or (iv) prior to the payment becoming due and payable under Section 3.2, then WRT shall refund to MG the $300,000 previously paid by MG pursuant to Section 3.1 within 10 days of the date of termination.
(c)	Sections 3.4, 4.1-4.12, 5.2(b), 6.4-6.6, 7, 8, 9, 10, 11 and 12 shall survive any termination or expiration of this Agreement.
6. Intellectual Property Rights.
          6.1 WRT Trademarks. WRT hereby grants to MG, and MG hereby accepts from WRT, a terminable, exclusive license to use the WRT Trademarks identified on Attachment IV solely in connection with the distribution, promotion and maintenance of the WRT Products, RoninCast™ Systems and/or RoninCast™ Technology pursuant to the terns of this Agreement. All such WRT Trademarks shall be used by MG in accordance with WRT’s standards, specifications and instructions. WRT may inspect and monitor the activities of MG to ensure that such use of the WRT Trademarks is in accordance with such standards, specifications, and instructions. MG shall acquire no right, title, or interest in WRT Trademarks, other than the foregoing limited license, and MG shall not use any WRT Trademarks as part of MG’s corporate or trade name or permit any third party to do so without the prior written consent of WRT which consent will not be unreasonably withheld or delayed.
          6.2 Trademark Infringement. MG shall promptly notify WRT in writing of any unauthorized use known to MG of the WRT Trademarks or similar marks which may constitute an infringement of the WRT Trademarks. WRT reserves the right in its sole discretion to institute any proceedings against such third parties. MG shall cooperate fully with WRT in any action taken by WRT against such third parties, provided that WRT shall pay all expenses of such action and for MG’s assistance. All damages which may be awarded or agreed upon in settlement of such action shall belong exclusively to WRT.
          6.3 Trademark Conflicting Usage. MG shall not adopt, use or register any words, phrases, or symbols which are identical to or confusingly similar to any of WRT’s Trademarks. Upon termination or expiration of this Agreement, and except as provided for in Section 5, MG shall cease and desist from all use of the WRT Trademarks.
          6.4 WRT Ownership. The parties hereby acknowledge and agree that, as between WRT and MG, (i) all right, title and interest in the RoninCast™ Technology, and all Source Materials including, without limitation, all patents, copyrights, trade secrets and other intellectual property rights, are the exclusive property of WRT; (ii) MG has no rights in the WRT Technology and the Source Materials except as expressly granted herein; and (iii) MG shall not take any action with respect to the WRT Technology and the WRT Source Materials inconsistent with the foregoing acknowledgement, except as otherwise provided for in this Agreement.
          6.5 MG Rights in the WRT Source Materials. The Source Materials and any portions or copies thereof shall at all times remain the property of WRT and MG shall have no right, title or interest therein except for the rights and licenses expressly granted in this Agreement. Under no circumstances shall this Agreement be considered or construed in any way as the sale of the Source Materials or a sale of any copy thereof, whether such copy is made by WRT or MG. MG agrees to take all actions reasonably requested by WRT at WRT’s expense to protect the rights of WRT in the Source Materials and agrees to assign to WRT all rights to unauthorized modifications made to the Source Materials by MG. MG shall own all authorized modifications that its makes or has made to the Source Materials.
          6.6 Source Materials Escrow. WRT shall within ten (10) business days after the Effective Date, establish and maintain in escrow the then-current version of the Source Materials with a mutually acceptable third party escrow agent. The cost and expenses of such escrow shall be paid by WRT. WRT shall maintain such escrow, and update the Source Materials, no less than annually. WRT’s agreement to maintain such escrow and update the Source Materials is a material provision of this Agreement. MG is hereby granted an exclusive, royalty-free license within the Territory, under all WRT Intellectual Property, to use, copy, modify, display and create derivative works of the Source Materials, in order to use, make, have made, sell, import, copy, display, create derivative works of and otherwise distribute the WRT Products. The Source Materials shall remain the Confidential Information of, and owned by, WRT. The Source Materials will be released to MG by the third party escrow agent if (a) WRT fails to continue to do business in the ordinary course or discontinues its support of the WRT Products; (b) WRT fails to provide Technical and Support Services to End-Users as required, (c) MG terminates this Agreement due to an uncured breach by WRT which has not been cured within ninety (90) days from notice thereof, or (d) (i) upon commencement of a proceeding to liquidate WRT in bankruptcy, in which WRT is the named debtor; (ii) an assignment for the benefit of its creditors, or (iii) the appointment of a receiver for WRT is instituted by or against WRT.

          6.7 Bankruptcy. THE PARTIES INTEND FOR THIS AGREEMENT AND THE LICENSES GRANTED HEREIN TO COME WITHIN SECTION 365(n) OF THE U.S. BANKRUPTCY CODE AND, NOTWITHSTANDING THE BANKRUPTCY OR INSOLVENCY OF WRT, THIS AGREEMENT AND THE LICENSES GRANTED HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT.
7. Taxes.
          7.1 Responsibility for Payment. Subject to Section 4.9, each party shall pay their own income, franchise, sales, use, personal property, ad valorem, value added, stamp or other taxes, levies, customs duties or other fees, together with all penalties, fines and interest thereon that in any way arise out of this Agreement, whether on or measured by the price, the products, the services furnished, or their use, however designated, levied or based.
8. Representations and Warranties.
          8.1 WRT’s Representations and Warranties. WRT represents and warrants to MG that WRT has full corporate power to enter into this Agreement and to perform its obligations hereunder, and that the person signing this Agreement on behalf of WRT has full authority to do so. WRT further represents and warrants that this Agreement is legal, valid, and binding upon WRT and is enforceable in accordance with its terms.
          8.2 WRT’s Unencumbered Ownership of All Right, Title and Interest In the Intellectual Property and WRT Intellectual Property Relative to WRT Products, the RoninCast™ System or the RoninCast™ Technology. WRT represents and warrants to MG that WRT has ownership of all right, title and interest in all Intellectual Property (including the WRT Intellectual Property) that is contained in or necessary for use of the WRT Products, the RoninCast™ System and the RoninCast™ Technology free of any liens or other encumbrances. WRT represents and warrants to MG that no third party has any claim of ownership or rights in and to the WRT Intellectual Property.
          8.3 MG’s Representations and Warranties. MG represents and warrants to WRT that MG has full corporate power to enter into this Agreement and to perform its obligations hereunder, and that the person signing this Agreement on behalf of MG has full authority to do so. MG further represents and warrants that this Agreement is legal, valid, and binding upon MG and is enforceable in accordance with its terms.
9. Enforcement of Agreement.
          9.1 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota except with respect to the rules relating to conflicts of laws. Both parties agree that courts in the State of Minnesota shall have jurisdiction over this Agreement, and any controversies relating to or arising out of this Agreement, whether brought during the term of this Agreement or at any time thereafter. Both parties hereby consent to the jurisdiction of court(s) and to any appellate courts having jurisdiction over appeals from court(s) in Minnesota.

          9.2 Force Majeure. Upon written notice to the other party, a party affected by an event of “Force Majeure” (as defined below) shall be suspended without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall also promptly notify the other party of the termination of such event. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of any event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable. “Force Majeure” shall mean acts of God, strikes, lockouts or other industrial disturbances, war, riots, civil disturbances and other similar acts.
          9.3 Mediation. If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties may mutually agree to attempt to resolve the dispute through non-binding mediation by submitting the dispute to a sole mediator selected by the parties. Each party shall bear its own expenses and an equal share of the expenses of the mediator unless otherwise assigned by the mediator. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.
10. Warranties.
          10.1 Warranty. WRT warrants that:
(a)	the WRT Products shall strictly conform and perform in accordance with the applicable manufacturer’s specifications and shall be free from defects in materials and workmanship;

(b)	the WRT Products shall be free and clear of any lien or encumbrance, be safe and effective for their intended use, and be new;

(c)	WRT has sufficient right to grant the rights and licenses it grants hereunder, and the use of the WRT Products, the RoninCast™ System, the RoninCast™ Technology and the WRT Intellectual Property Rights (including the RoninCast™ trademarks licensed under Section 6.1) do not infringe upon, violate, misappropriate or breach any Intellectual Property Rights of any third party;

(d)	WRT is not a party to any agreement which would prevent WRT from performing its obligations under this Agreement or from granting any of the rights and licenses contemplated in this Agreement, and WRT covenants that, during the term of this Agreement, WRT will not enter into such an agreement;

(e)	each RoninCast™ System will perform in accordance with the representations of WRT and any of its agents or officers and the applicable Specifications; and

(f)	WRT has all authority and rights necessary in order to ensure compliance by WRE with the terms of this Agreement, including, without limitation, WRE’s obligation to supply WRT Products hereunder.
          10.2 EXCLUSIONS. EXCEPT AS PROVIDED IN SECTION 10.1 OR IN SECTION 8, NEITHER WRT NOR MG MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTY, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF MERCHANTABILITY, OR WARRANTIES AS TO QUALITY OR CORRESPONDENCE WITH DESCRIPTION OR SAMPLE. UNLESS DIRECTLY CAUSED BY A PARTY TO THIS AGREEMENT OR THEIR AUTHORIZED AGENTS OR SUBCONTRACTORS, SUCH PARTY MAKES NO WARRANTY WITH RESPECT TO CONDITIONS RESULTING FROM ANY ACTIONS OR EVENTS CAUSED BY: (I) MODIFICATIONS, (II) MISUSE, (III) NEGLECT, (IV) ACCIDENT, (V) IMPROPER INSTALLATION, (VI) IMPROPER REPAIRS, (VII) IMPROPER APPLICATION, OR (VIII) END USER SITE CONDITIONS.
          10.3 Remedies. Subject to Section 10.2, without limiting any of MG’s remedies at law or in equity, MG may return any defective or nonconforming WRT Products with written notice to WRT and WRT shall, at MG’s election, promptly replace the same free of any additional charge or reimburse MG for the total amount paid for such WRT Products. The costs of return and replacement shall be borne by WRT.
          10.4 Limitations and Conditions. The warranties made under Section 10.1 of this Agreement are subject to the following limitations and conditions:
(a)	The products must be used in the manner prescribed in the related data sheet and applicable application notes.

(b)	The warranty shall commence on the date of shipment by WRT.
11. Indemnity.
          11.1 Indemnity. Subject to WRT’s indemnification obligations to MG under this Section 11.1, MG shall indemnify, defend and hold harmless WRT and its affiliates, and their respective officers, directors, employees, agents and customers, from any and all third party claims, liabilities, judgments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and all damages or expenses asserted against such party) as a result of a breach of the representations or warranties in Section 8.3 of this Agreement, or (b) arising out of any WRT Products made by MG subsequent to release of the Source Materials pursuant to Section 6.6. WRT shall indemnify, defend and hold harmless MG and its affiliates, and their respective officers, directors, employees, agents and customers, from any and all third party claims, liabilities, judgments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and all damages or expenses asserted against such party) as a result of (a) a breach of the representations or warranties made by WRT in Sections 8.1, 8.2 or 10 of this Agreement, (b) any claim of infringement or misappropriation related to the WRT Products, RoninCast™ Technology, RoninCast™ System(s) or the WRT Intellectual Property Rights (including, without limitation, the trademarks licensed pursuant to Section 6.1), or their use as permitted hereunder, or (c) any Technical and Support Services or other services provided to End Users. In addition, WRT will indemnify and hold harmless MG and its affiliates and their respective officers, directors, employees, agents and customers, from any and all claims, liabilities, judgments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and all damages or expenses asserted against such party) as a result of any failure of WRE to fulfill its obligations hereunder or to abide by the terms of this Agreement.
          11.2 Notice. Each party shall immediately provide; the other party with written notice of any claims for which it desires to seek indemnity hereunder. The party seeking indemnification under this Section 11 shall fully cooperate (and if necessary join in the action) with the other party (the “Indemnifying Party”) in the defense of any such claims at the Indemnifying Party’s expense. The Indemnifying Party shall control the defense and settlement of any claim for which it is indemnifying the other party under this Section 11.
          11.3 Third Party Infringer. If either learns of an infringement within the Territory of any of the WRT Intellectual Property Rights licensed under this Agreement or any WRT Products, it shall give written notice thereof the other party. Each party shall then use its best efforts in cooperation with the other party to terminate such infringement without litigation. If the infringing activity is not terminated, MG may elect to commence suit against the infringing party on its own account and at its own expense, and shall be entitled to retain all amounts recovered from such suit. WRT may monitor or join such suit at his own expense. If MG elects not to commence any such suit, then WRT is free to do so at its own expense. Each party shall provide reasonable cooperation (including joining in such suit if necessary) to other party in any suit contemplated under this Section 11.3, at the other party’s expense, including, without limitation, testimony and the execution of any pleadings, affidavits or other legal documents reasonable requested by the other party.
12. Miscellaneous.
          12.1 Complete Agreement. This Agreement, including the attached Schedules, which are incorporated as an integral part of this Agreement, constitutes the entire Agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement. In particular, the Letter of Intent between the parties dated April 19, 2004, shall be superseded and terminated by this Agreement.
          12.2 Relationship of Parties. Nothing in this Agreement shall be construed to make the parties to this Agreement agents of each other; and neither party shall so represent itself as agent of the other. Neither MG nor WRT shall have any authority to represent itself as any type of agent of the other. Neither party shall have authority to enter into agreements of any kind on behalf of the other party, nor shall either party have the power or authority to bind or obligate the other party in any manner to any third party.
          12.3 Assignment/Transferability. MG may sell, assign, or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written permission of WRT. Upon the acceptance of the assignment and assumption of the obligations, duties and liabilities by assignee, MG shall be released and discharged, to the extent of the assignment, from all further obligations, duties and liabilities under this Agreement solely as to any products that are not ordered by MG prior to the effective date of the assignment.
          12.4 Notices. Any notice which either party is required or may desire to give the other party under this Agreement shall be in writing and delivered via facsimile to the facsimile number set forth below confirmed by the sender and followed by regular mail to the address set forth below or by regular or certified mail addressed to the other party at the address set forth below, unless subsequently changed by written notice to the other party. Postage shall be prepaid, return receipt requested, and such notice shall be deemed given as of the date received or returned by the U.S. Postal Service for nondelivery.

If to Marshall:	Scott Anderson
President & COO
The Marshall Group, Inc.
Suite 3000
150 South Fifth Street
Minneapolis, Minnesota 55402
Fax No. (612) 376-1412

With a Copy To:	John S. Jagiela, Esq.
The Marshall Group, Inc.
Suite 3000
150 South Fifth Street
Minneapolis, Minnesota 55402
Fax No. (612) 376-1412

If to Wireless Ronin:	Mr. Jeffrey Mack
President & CEO
Wireless Ronin Technologies
Suite 301
510 First Avenue North
Minneapolis, Minnesota 55403

With a Copy To:	Thor Christensen, Esq.
Vice President Corporate Counsel
Wireless Ronin Technologies
Suite 301
510 First Avenue North
Minneapolis, Minnesota 55403

          12.5 Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing.
          12.6 Amendment. This Agreement shall not be modified, amended, rescinded, terminated or waived, in whole or in part, except by written amendment signed by both parties hereto.
          12.7 Publicity. This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld.
          12.8 Severability. In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision shall be severed and the entire Agreement will not fail on account thereof and the balance of this Agreement will continue in full force and effect.
          12.9 Confidentiality. The parties hereto confirm their obligations under the Non-Disclosure Agreement and agree that such agreement shall survive and control the confidential treatment of all information disclosed to either party whether prior, during or after the term of this Agreement.
          12.10 Solicitation of Employees. During the term of this Agreement and for a period of two (2) years thereafter, each party agrees not to solicit or hire any employee of the other party, either directly or indirectly, for employment or consulting, provided however that the foregoing restriction shall not apply in the event of a release of the Source Materials to MG pursuant to Section 6.6.
     IN WITNESS WHEREOF, WRT and MG each caused this Agreement to be executed by their duly authorized representatives as of the date set forth in the first paragraph.

Wireless Ronin Technologies, Inc.	The Marshall Special Assets Group, Inc.

/s/ Jeffrey Mack	/s/ Scott H. Anderson
Jeffrey Mack	Scott Anderson
President	President

Attachment I
Description of RoninCast™ Technology

Attachment II
List of WRT Products
Tbox; Sbox; Hbox; End Point Controller; End Point Controller Software; Site Control Software; Master Control Software; Graphic Design; System Installation and Maintenance; Software Support and Maintenance;

Attachment III
Maintenance and Support Agreement
This agreement is between Wireless Ronin Technologies (“WRT”) whose primary place of business is situated at 510 First Ave. N. Suite 304 Minneapolis, MN 55403 and                                                              (Company) with their primary business situated at                                                                                                     .
This agreement is to be read in conjunction with the WRT License Agreement. The terms and conditions of the License Agreement and all amendments thereto are hereby acknowledged and reaffirmed.
NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:
1. Maintenance Services. WRT will provide the following Maintenance Services for 1 year from the date of this agreement as an inclusion in the purchase price of the WRT software, (ALL LICENSES MUST BE COVERED IN ORDER FOR ANY LICENSES TO BE COVERED), after which WRT will furnish the following maintenance, support and other services (“Services”) for the Licensed Software under the terms listed in this agreement:
1.1. All updates, enhancements, upgrades or releases of the Licensed Software and related information and documentation (“Updates”); not to be less than one update per calendar year.
1.2. Reasonable access by telephone and/or Internet to                                          technical staff (not to exceed four hours per month) for consultation in the use and operation of the Licensed Software.
2. Maintenance Fee. In consideration for the Services, Licensee shall pay WRT the monthly fee set forth on Exhibit A hereto (“Maintenance Fee”) beginning in the second year of this agreement. Licensee shall pay WRT the Maintenance Fee on or before the first day of each month for that month. WRT shall have the right to change the Maintenance Fee upon no less than thirty (30) days prior written notice to Licensee; provided, however, that WRT shall change the Maintenance Fee no more than once each twelve (12) months during the Term hereof.
3. Term. The initial term (“Initial Term”) of this Agreement shall be for a period of twenty four (24) months. After the Initial Term, Licensee shall have the option of renewing this Agreement for additional one (1) year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) by giving WRT notice no less than thirty (30) days prior written notice of such renewal. WRT may terminate this Agreement (i) immediately upon breach of this Agreement by Licensee, which breach remains uncured fifteen (15) days after written notice thereof from WRT, or (ii) upon no less than ninety (90) days prior written notice to Licensee. Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate upon termination of the License Agreement.

4. License. All Services provided to Licensee hereunder shall be deemed to be a part of the Licensed Software as that expression is used in the License Agreement, and all terms and conditions of the License Agreement, including without limitation those relating to use, copying, return of materials, assignments, ownership, copyright, trade secret and patent protection and applicable law.
5. Limited Warranty. WRT warrants the media on which the Updates are provided to be free from defects in materials and workmanship for ninety (90) days after delivery. Defective media may be returned for replacement without charge during the ninety (90) day warranty period unless the media have been damaged by accident or misuse. WRT warrants, for ninety (90) days after purchase, that any unaltered Update will substantially conform to the documentation that accompanies it (WRT expressly reserves the right to provide the documentation on the same media as the Updates). Any implied warranties are limited to the duration of the express warranties stated in this Section 5. WRT does not warrant that: (a) operation of any of the Updates shall be uninterrupted or error free, (b) that functions contained in the Updates shall operate in combinations which may be selected for use by Licensee or meet Licensee’s requirements, or (c) that the Updates will detect all viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access to or to disable, erase or otherwise harm any software, hardware or data. WRT’s entire liability and your exclusive remedy shall be, at the option of WRT, either (a) return of the price paid or (b) repair or replacement of any Update that does not meet the foregoing warranty, when returned to WRT. This limited warranty is void if failure of the Update has resulted from accident, abuse or misapplication. Any replacement software will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer.
THE FOREGOING EXPRESS LIMITED WARRANTIES ARE IN LIEU OF AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WRT SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO THE SERVICES AND THE PROVISION OF OR FAILURE TO PROVIDE SUCH SERVICES.
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL WRT OR ITS DISTRIBUTORS OR DEALERS BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF INCOME, PROFITS, USE OF INFORMATION OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN CONNECTION WITH THE SERVICES OR THE USE OF OR INABILITY TO USE ANY UPDATE, EVEN IF WRT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WRT’S ENTIRE LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO THE MAINTENANCE FEES PAID BY LICENSEE HEREUNDER.

Consumer Rights: For personal, family or household use of the Services, some states and provinces do not allow the exclusion or limitation of incidental or consequential damages or limitations on how long an implied warranty lasts, so the above limitations or exclusions may not apply to you. These warranties give you specific legal rights and remedies; you may also have other rights and remedies which arise from operation of law and vary from state to state or province to province.
6. Force Majeure. WRT shall not be liable to Licensee for any failure or delay caused by events beyond WRT’s reasonable control, including, without limitation, Licensee’s failure to furnish necessary information; sabotage; failure or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; shortages of labor, fuel, raw materials or equipment; or technical failures.
7. Non-Assignment. Licensee shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets relating to the business of which the use or sale of the Licensed Software are a part if the successor agrees in writing to be bound by this license. WRT shall have the right to assign this Agreement, in whole or in part, and/or to subcontract its performance obligations hereunder, at any time and from time to time in its sole discretion.
8. Entire Agreement. This Agreement, together with the License Agreement and any and all exhibits, schedules and appendices attached hereto and thereto, constitute the entire agreement between the parties and supersede all prior oral or written representations, agreements, promises, or other communications, which pertain to the covered subject matter. This Agreement may not be amended or modified except by a written agreement signed by authorized representatives of each party.
9. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Minnesota. Any dispute arising out of or in connection with this Agreement shall be adjudicated exclusively in the state or federal courts of Minnesota, and all parties consent to personal jurisdiction and venue therein.
10. Notices. Any notice required under this Agreement shall be given in writing and delivered by registered or certified mail, return receipt requested, or overnight delivery service to the parties at their addresses noted above or such other addresses as shall have been designated to each other in writing. All notices to WRT shall be directed to the attention of Thor Christensen, CEO/President. All notices to Licensee shall be directed to the attention of Thor Christensen.
11. Severability. If any provision of this Agreement shall be held unenforceable or invalid, the remaining parts shall remain in full force and effect.

12. Enforcement. The failure of either party in any one or more instances to insist upon strict performance of any of the terms or provisions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or provisions on any future occasion. The headings are for convenience only and do not affect the meaning of this Agreement.
13. Counterparts. The parties may execute this Agreement in one or more counterpart copies, each of which shall be deemed an original.
IN WITNESS WHEREOF, the parties hereto, each by a duly authorized representative, have executed this Agreement as of the date first written above.
WRT, INC. (“WRT”)                                                                                                                                              (“Licensee”)

By:	By:

Its:	Its:

Attachment IV
WRT TRADEMARKS
RoninCast™
Wireless Ronin®